Exhibit 10

RESOLUTION AGREEMENT
Category A Taxpayers

     This Resolution Agreement (“Agreement”) is entered into by and between the North Carolina Department of Revenue (“Department”) and CT Communications, Inc. (EIN: 56-1837282), The Concord Telephone Company (EIN: 56-0186420), CT Communications Northeast, Inc. (EIN: 04-3442768) and CT Communications Northeast Trust (EIN: 04-6878863), collectively as “Taxpayer”, on this 31st. day in January of 2005. This Agreement represents the entire agreement of the parties named herein.

     WHEREAS, Department established a Voluntary Compliance Program for taxpayers who engaged in tax strategies whereby income and capital that would otherwise be taxable in North Carolina was shifted out-of-state or in other tax shelter activities that reduced or eliminated North Carolina state taxes.

     WHEREAS, Taxpayer is eligible for and elects to participate in the Department’s Voluntary Compliance Program for the tax periods ended December 31, 1998 through December 31, 2003 (“Period”).

     WHEREAS, Department and Taxpayer enter into this Agreement to resolve all issues regarding Taxpayer’s income and franchise tax liabilities for the Period, except as specifically stated herein.

     NOW IT IS HEREBY DETERMINED AND AGREED:

1.	Taxpayer agrees to pay $4,500,000 by January 31, 2005, representing tax and interest for the tax periods ended December 31, 1998 through December 31, 2003.

2.	Taxpayer agrees that the separate taxable incomes of CT Communications, Inc., CT Communications Northeast, Inc. and CT Communications Northeast Trust shall be combined for the Period, and 100% of such combined income is taxable in North Carolina.

3.	Taxpayer agrees that the combined filing methodology is applicable only to the Period and not to any prior tax period, and that Taxpayer agrees to file a combined return for 2004 and 2005 including CT Communications, Inc. and CT Communications Northeast, Inc. One-hundred percent (100%) of this combined group’s apportionable and nonapportionable taxable income or loss shall be reported as North Carolina taxable income for tax year 2004. Taxpayer agrees to follow this methodology in 2005 to the extent that the facts are similar to 2004. The 2004 franchise tax liability of CT Communications, Inc. shall be determined separately (i.e., not combined with another entity) and apportioned 100% to North Carolina. The underpayment of estimated income tax penalty will not be applicable to the 2004 tax period to the extent the penalty is due as a result of the combination for income tax purposes.

4.	Taxpayer agrees that the separate franchise tax liabilities of CT Communications, Inc., CT Communications Northeast, Inc. and CT Communications Northeast Trust are to remain separate, and not combined for the Period.

5.	Taxpayer agrees to withdraw the franchise tax refund claim filed on behalf of CT Communications, Inc. for its 2000 tax period.

6.	CT Communications, Inc. filed and the Department denied income tax refund claims of approximately $276,802 for its 1998 through 2001 tax periods, based on refund claims filed with and also denied by the Internal Revenue Service. The Department specifically excludes these refund claims from this Agreement. The taxpayer retains it right to refunds with respect to the issue to the extent an overpayment of North Carolina tax results from a federal determination.

7.	The Department and the Taxpayer hereby agree that the issue of the central administrative office credits claimed by The Concord Telephone Company and initially denied by the Department will remain open for further review by the Department for the Period. If the Department determines that Taxpayer should not have been denied the central administrative office credits for the Period, the Department will issue a refund of tax with applicable interest for the tax years included in the Period. If the Taxpayer is unable to satisfactory sustain the central administrative credits to the Department after all appeals as provided under G.S. 105-266.1 and 105-267 are completed, no additional tax will be due for the Period as it applies to such credits.

8.	If adjustments to tax are found as a result of the Department’s further examination of the tax credits described in item 7. above, the Department agrees that such modification will be treated as a mathematical error for purposes of the North Carolina Voluntary Compliance Program. The Department will review the computations and upon completion of the review notify the Taxpayer of any changes. The Department will refund any tax and applicable interest found to be overpaid.

9.	The Department and the Taxpayer hereby agree that all tax credits and credit installments, whether or not utilized or claimed against a tax in the Period or not, based on a data processing eligibility claimed by the The Concord Telephone Company will be permanently forfeited for the Period and any tax period subsequent to the Period by The Concord Telephone Company, or its successor in interest.

10.	Taxpayer agrees that the taxable income of The Concord Telephone Company for the Period will not be included in any combined return of any composition whatsoever.

11.	Taxpayer agrees to liquidate and terminate the existence of CT Communications Northeast, Inc. effective no later than December 31, 2005.

12.	Taxpayer agrees to provide workpapers within 30 days to substantiate the combined income tax liabilities of CT Communications, Inc., CT Communications Northeast, Inc. and CT Communications Northeast Trust for the tax periods ended December 31, 2001 through 2003. It is the Department’s understanding through verbal agreement with the Taxpayer’s representative that the aforementioned tax liabilities were determined without the benefit of any net economic loss from any Taxpayer from any taxable year, including those contained within the Period. These returns are subject to examination and adjustment as described in item 19, below.

13.	Taxpayer agrees to permanently forfeit CT Communications, Inc.’s net economic loss of $6,519,789 generated in 2000, and any other economic loss generated during the Period. This forfeiture shall be effective for the Period, and any other tax period subsequent to the Period, and is applicable to CT Communications, Inc. or any successor in interest.

14.	The Department will not require the Taxpayer to file any amended tax returns for the Period.

15.	Except as provided in sections 7, 8, and 19, Taxpayer waives all rights to a hearing under G.S. 105-241.1 or G.S. 105-266.1 and all rights to a refund under G.S. 105-266.1 or G.S. 105-267 with respect to the tax and interest paid under this Agreement, except for refunds due as the result of federal corrections or mathematical or computational errors.

16.	Upon receipt of the payment described above, the Department will waive all penalties assessed or due for the Period.

17.	The tax and interest paid pursuant to this Agreement is in full satisfaction of Taxpayer’s North Carolina income and franchise tax liabilities for its December 31, 1998 through December 31, 2003 tax years, except for additional tax due as the result of federal corrections or mathematical or computational errors and except as noted in section 19.

18.	Except for adjustments resulting from federal corrections or mathematical or computational errors, this Agreement shall represent a final determination and binding resolution of Taxpayer’s North Carolina income and franchise tax liability for its December 31, 1998 through December 31, 2003 tax years. This Agreement does not relieve Taxpayer of its obligation to report federal corrections nor preclude adjustments of Taxpayer’s income tax liability under G.S. 105-241.1(e).

19.	The Department retains the right to examine the tax returns filed for the tax periods beginning January 1, 2001 and ending December 31, 2003, and to assess any additional tax, penalties, and interest due for those periods. The Taxpayer retains the right until February 28, 2005 to report other adjustments and to claim a refund for tax periods beginning January 1, 2001 and ending December 31, 2003 for overpayments of tax not related to strategies whereby income that otherwise would be taxable in North Carolina was shifted out-of-state or such refund claims were not related to tax shelter activities. If the additional tax due is the result of other tax strategies whereby income that would otherwise be taxable in North Carolina was shifted out-of-state or in other tax shelter activities, no penalties will be waived under the Department’s penalty policy or otherwise. If the additional tax due is not the result of other tax strategies whereby income that would otherwise be taxable in North Carolina was shifted out-of-state or in other tax shelter activities, Taxpayer will have thirty days from the date of assessment to present adjustments to reduce the assessment, up to and including its elimination (but in no case shall such adjustments result in a tax refund to the Taxpayer) and to pay any additional tax and interest due or protest the additional assessment to have the penalties due for these tax years waived. Upon timely payment in full of any additional tax and interest finally determined to be due, the applicable terms of this Agreement will also apply.

20.	This Agreement may only be amended by written agreement by all parties.

21.	This Agreement does not constitute a concession, agreement, or admission by Department or Taxpayer as to the correctness or applicability of any legal or factual contention of the other party.

22.	This Agreement is final and conclusive except the matter to which it relates may be reopened in the event of fraud, malfeasance, or misrepresentation of material fact. By signing this Agreement, the Department and Taxpayer certify that they have read and agreed to all of the terms hereof and that they have the authority to enter into this Agreement.

Taxpayers: CT Communications, Inc.; CT Communications Northeast, Inc.; CT Communications Northeast Trust; The Concord Telephone Company

By:	/s/ James E. Hausman

Title: Senior VP and CFO
Date: 1/31/05

North Carolina Department of Revenue Secretary of Revenue

By:	/s/ Greg Radford

Title: Director, Corporate, Excise and Income Tax Division
Date: 3/3/05

Please return to:	Greg Radford
Personal and Confidential
P.O. Box 871
Raleigh, NC 27602-0871